Exhibit 10.19

                 [Letterhead of Martha's Vineyard National Bank]


                                                              December 22, 1989


Mr. James Lambert
via FAX to office of Blair Wood


Dear Jim:

I am thrilled that you have accepted our offer of employment and look forward to your starting on Jan. 16. To summarize our offer:

     -- Salary of $100,000 per year, to be reviewed annually on October first of each year including 1990, with a title of Senior Vice President and Chief Lending Officer

     -- Severance pay of one year for any termination by the bank not for cause

     -- Payment of moving costs to the island, including the cost of moving your boat from Maine, but not including any costs of sale or purchase of housing

     -- Participation in the 1990 bonus plan if it is not discontinued because of the new affiliation with Homeport

     --   Participation in all of our current fringe benefits

     -- Participation in our 401(k) program as soon as possible, given the current requirements of the program as established

If I have omitted anything above, it was an error of omission, not comission, Jim. If we have agreed to anything not mentioned above, please let me know and I will correct.

Have a wonderful holiday season - please give me a call on Wednesday of next week and I'll bring you up to date on the Nantucket doings.

                                                     Sincerely yours,

                                                     /s/ Robert N. Wheeler

                                                     Robert N. Wheeler
                                                     President

                         MARTHA'S VINEYARD NATIONAL BANK

                               M E M O R A N D U M


TO:      Bob Wheeler

FROM:    Jim Lambert /s/ James E. Lambert

DATE:    May 5, 1990

RE:      Severance


     As per our discussion, there are two significant issues regarding our severance arrangement. First is the definition of cause. Below I have enumerated verbatim the complete list from my prior contract, which I feel is fair and appropriate:

     "9.1 For purposes of this agreement, the Employer shall be deemed to have "Cause" to terminate the employment of the Employee under this Agreement if:

          (i) The Employee is convicted by court of competent jurisdiction of any criminal offense involving dishonesty, breach of trust or other act of moral turpitude;

          (ii) The Employee shall commit an act of fraud upon or materially evidencing bad faith toward the Employer; or

          (iii) The Employee willfully refuses to perform the duties reasonably assigned to [him/her] by the Board of Directors of the Employer."

     Secondly, I also need protection against a reduction in compensation or duties for this to be workable. My prior contract covered this by permitting the employee to resign for "good reason", as defined, with full severance.

     9.2 For purposes of this Agreement the term "Good" shall mean any of the following:

          (i) Reduction in the rate of the Employee's base salary or in any other form of compensation or benefits payable to the Employee which is not part of a Company-wide or Employer-wide reduction; or

          (ii) Substantial change in (A) the nature or scope of the Employee's duties, responsibilities, powers or authority, or (B) the Employee's title, position or status."

                         MARTHA'S VINEYARD NATIONAL BANK

                                   MEMORANDUM


TO:      Jim Lambert                                 SUBJECT:

FROM:    Bob Wheeler                                 DATE:    May 11, 1990


     After discussion with Ed Redstone and Michael Putziger, we are in agreement that Paragraphs 9.1 and 9.2 shall be operative in conjunction with our severance arrangement with the understanding that Section 9.2(ii) shall have the words "and diminution" added after the word "change" so that it reads "Substantial change and diminution in (A) the nature..."

     A copy of this will be placed in your personnel file.



                                                   /s/ Robert N. Wheeler

















RNW/sew
cc (with attachment): ER
                      MTP
                      Personnel File

315197.4
                    [Letterhead of Compass Bank for Savings]

                                                              June 21, 1994



Mr. James Lambert, President
Martha's Vineyard National Bank
Main St.
Vineyard Haven, MA 02568

Dear Jim:

     I want to take this opportunity to confirm a few important points about our employment proposal.

     As discussed, your position will be Executive Vice President and your annual compensation will be $120,000 through December, 1995. At that time your compensation will be reviewed and, as agreed, will be determined by mutual consent. In addition, you will retain your contractual right to one year's severance compensation. You will be eligible for participation in our standard employee benefit package. You will also be eligible to participate in our Management Incentive Compensation program and our executive/split dollar life insurance program.

     Your primary corporate responsibility will be Senior Leader for Martha's Vineyard loan activity. In that capacity, you will report to the undersigned. It is also anticipated that as Compass Bank's senior officer on Martha's Vineyard, you will represent Compass in various civic and community affairs. Within those areas of responsibility, you may be reporting to Kevin G. Champagne, our President and CEO, or coordinating with other senior level officers.

     In addition, upon completion of the merger your job description will be reviewed and updated if necessary.

     Jim, we feel we have proposed a very attractive package which we hope you will find favorable, as we look forward to a long, productive working relationship. Should you have any questions, feel free to call at any time.

                                               Best regards,

                                               /s/ John D. Kelleher

                                               John D. Kelleher
                                               Executive Vice President